EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

MANTYLA MCREYNOLDS LLC
178 South Rio Grande Street, Suite 200
Salt Lake City, Utah 84101
Telephone: 801.269.1818
Facsimile: 801.266.3481

The Board of Directors
Voyager Oil & Gas, Inc.:

We hereby consent to the incorporation by reference in registration statements on Form S-3 (Nos. 333-166402 and 333-172210) and on Form S-8 (No. 333-179630) of Voyager Oil & Gas, Inc., our report dated March 14, 2011, with respect to the consolidated balance sheet of Voyager Oil & Gas, Inc. as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years ended December 31, 2010 and 2009, which report appears in the December 31, 2010 annual report on Form 10-K of Voyager Oil & Gas, Inc., incorporated herein by reference.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah
March 13, 2012